EXHIBIT 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
SECOND QUARTER AND SIX MONTH RESULTS
Company Deploys 14th
Data Acquisition Crew
MIDLAND, Texas, May 2, 2007/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $59,935,000 for the quarter ending March 31, 2007, the Company’s second fiscal quarter of 2007, compared to $40,042,000 for the same quarter in fiscal 2006, an increase of 50 percent. Revenue growth in the quarter was primarily the result of the addition of two seismic data acquisition crews during 2006, increased channel count and productivity on existing crews, improved pricing, and more favorable contract terms. Included in the second quarter of fiscal 2007 revenues are substantial increases in third party charges related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources. The increase in these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, the Rocky Mountains and eastern Oklahoma. The Company is reimbursed for these expenses by its clients.
Net income for the second quarter of fiscal 2007 was $5,368,000, compared to $4,351,000 in the same quarter of fiscal 2006, an increase of 23 percent. Earnings per share for the second quarter of fiscal 2007 were $0.71 per share, compared to $0.58 per share in the same quarter of fiscal 2006. EBITDA for the second quarter of fiscal 2007 was $12,961,000, compared to $9,899,000 in the same quarter of fiscal 2006, an increase of 31 percent.
Although the Company’s second quarter reflects continued brisk domestic exploration activities by the Company’s oil and gas clients, adverse weather conditions, particularly in January and March, and the inability to secure land access permits in a timely manner on several projects in February negatively affected the Company’s second quarter results. While inclement weather conditions continued to have a negative effect on operations into April, the Company is currently operating at full capacity and deployed its fourteenth crew in April as scheduled.

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
During the second quarter and in April, the Company took delivery of ten new I/O vibrator energy source units and has eight more on order. The Company is also on schedule to replace an I/O System II MRX recording system used by an existing crew with a 9500 channel Aram recording system in June, an increase of 1000 channels over the 8500 channels previously announced. In response to continued demand for high resolution images and operating efficiencies, the Company has increased the channel count on its fourteenth crew from 8500 channels to 10,000 channels and has purchased an additional 1500 channels of Aram equipment to further expand the recording capacity on existing crews. The Company will own in excess of 95,000 channels upon fielding of the additional channels.
In March, Dawson Geophysical completed the data acquisition phase of a 3D seismic project at the Dallas-Ft. Worth International Airport. The airport project represents one of the most complex logistical and operational undertakings in the Company’s 55-year history.
Demand for the Company’s services continues at an all-time high with an order book reflecting commitments through the end of calendar 2007 for all fourteen crews and into calendar 2008 on several crews. Operations are currently active on projects in West Texas, South Texas, East Texas, the Barnett Shale of the Ft. Worth Basin, the Fayetteville Shale in Arkansas, the Rocky Mountains, Oklahoma, and the Appalachian Basin. The Company’s data processing division continues to make positive gains in market penetration, product improvement, and technical support.
Six Months Results
For the six months ended March 31, 2007, revenues were $113,589,000, compared to $75,535,000 for the same period in 2006, an increase of 50 percent. Net income for the same six months increased 62 percent to $10,803,000 in 2007, compared to $6,651,000 in 2006. Earnings per share for the first six months of fiscal 2007 were $1.43 as compared to $0.89 for the first six months of fiscal 2006, an increase of 61 percent. EBITDA was $25,629,000 in the first six months of fiscal 2007 versus $16,311,000 during the same period of fiscal 2006, an increase of 57 percent.
Stephen Jumper, President and CEO of Dawson Geophysical said, “We are very pleased by our year-over-year results. Despite inclement weather conditions and land access issues during the second quarter, we were able to post strong financial results. Going forward, we continue to anticipate strong demand in the 3-D seismic data acquisition markets we serve. It is a very exciting time at Dawson Geophysical and as we celebrate our 55th anniversary on May 15, we will continue to serve our clients in their quest for oil and natural gas.”

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Management Appointments
The Board of Directors for Dawson Geophysical recently made several management appointments. The Company named James W. (Tom) Thomas as Vice President, Chief Geophysicist and Stuart Wright as Vice President of Applied Geophysics. Tom and Stuart have over 50 years of combined experience in the seismic industry. Tom joined the Company in 2002 in the Midland office. Prior to joining the Company, Tom was with Phillips Petroleum. Tom will soon relocate to the Oklahoma City office. Stuart joined the Company in 2003 and is in the Denver office. Prior to joining the Company, Stuart was most recently with WesternGeco in Denver.
About Dawson Geophysical
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward Looking Statement
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to manage growth, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2006. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Operating revenues	$59,935,000	$40,042,000	$113,589,000	$75,535,000
Operating costs:
Operating expenses	45,608,000	29,109,000	85,332,000	57,247,000
General and administrative	1,605,000	1,314,000	3,053,000	2,441,000
Depreciation	4,154,000	3,188,000	8,168,000	6,164,000

	51,367,000	33,611,000	96,553,000	65,852,000

Income from operations	8,568,000	6,431,000	17,036,000	9,683,000
Other income:
Interest income	272,000	167,000	426,000	328,000
Other income (expense)	(33,000)	113,000	(1,000)	136,000

Income before income tax	8,807,000	6,711,000	17,461,000	10,147,000

Income tax expense:
Current	(3,138,000)	(1,307,000)	(5,065,000)	(1,842,000)
Deferred	(301,000)	(1,053,000)	(1,593,000)	(1,654,000)

Net income	$5,368,000	$4,351,000	$10,803,000	$6,651,000

Net income per common share	$0.71	$0.58	$1.43	$0.89

Net income per common share-assuming dilution	$0.70	$0.57	$1.41	$0.88

Weighted average equivalent common shares outstanding	7,590,911	7,504,811	7,572,156	7,495,499

Weighted average equivalent common shares outstanding-assuming dilution	7,650,405	7,593,193	7,642,709	7,583,611

Dawson Geophysical Company
Balance Sheets

	March 31,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,337,000	$8,064,000
Short-term investments	6,484,000	6,437,000
Accounts receivable, net of allowance for doubtful accounts of $280,000 in March 2007 and $148,000 in September 2006	45,187,000	46,074,000
Prepaid expenses and other assets	1,771,000	690,000
Current deferred tax asset	807,000	1,619,000

Total current assets	70,586,000	62,884,000

Property, plant and equipment	180,140,000	160,740,000
Less accumulated depreciation	(82,228,000)	(74,206,000)

Net property, plant and equipment	97,912,000	86,534,000

	$168,498,000	$149,418,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,203,000	$16,280,000
Accrued liabilities:
Payroll costs and other taxes	2,275,000	1,958,000
Other	5,902,000	4,195,000
Deferred revenue	2,180,000	863,000

Total current liabilities	29,560,000	23,296,000

Deferred tax liability	7,709,000	6,914,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,622,744 and 7,549,244 shares issued and outstanding in each period	2,541,000	2,517,000
Additional paid-in capital	83,540,000	82,370,000
Other comprehensive expense, net of tax	(9,000)	(33,000)
Retained earnings	45,157,000	34,354,000

Total stockholders’ equity	131,229,000	119,208,000

	$168,498,000	$149,418,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net Income	$5,368	$4,351	$10,803	$6,651
Depreciation	4,154	3,188	8,168	6,164
Interest expense	—	—	—	—
Income tax expense	3,439	2,360	6,658	3,496

EBITDA	$12,961	$9,899	$25,629	$16,311

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	March 31,
	2007	2006
	(in thousands)
Net cash provided by operating activities	$21,028	$10,309
Changes in working capital items and other	5,016	6,538
Non-cash adjustments to income	(415)	(536)

EBITDA	$25,629	$16,311